Exhibit 99.1

News Release

Contact:
Kelly Dilts, SVP, Finance & IR
(281) 776-7239
For Immediate Release
Ken Dennard
Dennard • Lascar Associates
(713) 529-6600

MEN’S WEARHOUSE REPORTS

FISCAL 2014 SECOND QUARTER AND SIX MONTH RESULTS

•                  Q2 2014 GAAP diluted earnings per share were $0.25 compared to $0.85 Q2 2013 GAAP diluted earnings per share primarily due to acquisition and integration costs

•                  Q2 2014 adjusted diluted earnings per share were $1.10 compared to $1.01 Q2 2013 adjusted diluted earnings per share (see attached non-GAAP reconciliations)

•                  Men’s Wearhouse second quarter comparable sales increased 4.4%

•                  Jos. A. Bank second quarter comparable sales increased 1.0%

•                  Moores second quarter comparable sales increased 10.2%

•                  Conference call scheduled for Thursday, September 11th at 9:00 a.m. Eastern time

FREMONT, CA — September 10, 2014 — The Men’s Wearhouse (NYSE: MW) today announced consolidated financial results for the fiscal second quarter and six months ended August 2, 2014.

GAAP diluted EPS for fiscal second quarter 2014 was $0.25 and adjusted EPS was $1.10 excluding non-operating items(1).  Results for Jos. A. Bank are included in our financial statements beginning June 18, 2014, the date of the closing of the acquisition.

Doug Ewert, Men’s Wearhouse president and chief executive officer, commented, “During the second quarter, we closed the Jos. A. Bank acquisition and we are pleased with the progress we are making on the integration.

“Second quarter adjusted earnings per share of $1.10 were driven by strong performances at Men’s Wearhouse, Moores and K&G, posting comparable sales increases of 4.4%, 10.2% and 5.6%, respectively.  Additional highlights include excellent results in tuxedo rental, with a U.S. comparable sales increase of 9.1%, and from our Joseph Abboud roll out, which will be complete in the coming weeks.

“While we are very early in the Jos. A. Bank integration process, we look forward to communicating our progress and continue to expect between $100 million to $150 million in synergies.  Subsequent to the end of the second quarter, we secured the early termination of the Jim’s Formal Wear contract to supply tuxedo rental inventory to Jos. A. Bank.  We will begin leveraging our tuxedo rental inventory and logistics to serve the Jos. A. Bank rental customers for the 2015 wedding season,” concluded Ewert.

(1) Adjusted EPS is non-GAAP financial information provided to enhance the user’s overall understanding of the Company’s current financial performance.  Reconciliations of adjusted financial information to GAAP results are included in the tables at the end of this release.

FISCAL SECOND QUARTER SALES REVIEW

The tables that follow are a summary of net sales for fiscal 2014 second quarter and fiscal six months ended August 2, 2014.  The dollars shown are U.S. dollars in millions and due to rounded numbers may not sum.  The Moores comparable sales change is based on the Canadian dollar.  The comparable sales shown below for Jos. A. Bank are a comparison to the full periods, not a comparison of the acquisition period since June 18, 2014. Comparable sales exclude the net sales of a store for any month of one period if the store was not open throughout the same month of the prior period and include e-commerce net sales.

Second Quarter Net Sales Summary — Fiscal 2014

			Net Sales	Comparable Sales Change
	Net Sales Change		Current Quarter	Current Quarter	Prior Year Quarter
Total Retail Segment	24.1%	$143.0	$736.4
Men’s Wearhouse	5.6%	$23.7	$450.3	4.4%	0.7%
Jos. A. Bank	n/a	$113.7	$113.7	1.0%	(15.5)%
Moores	4.7%	$3.5	$78.1	10.2%	(4.9)%
K&G	1.6%	$1.4	$86.2	5.6%	(3.0)%
MW Cleaners	9.0%	$0.7	$8.1

Corporate Apparel Segment	23.9%	$12.8	$66.7

Total Company	24.1%	$155.8	$803.1

Year-To-Date Net Sales Summary — Fiscal 2014

			Net Sales	Comparable Sales Change
	Net Sales Change		Current Year	Current Year	Prior Year
Total Retail Segment	13.6%	$156.5	$1,310.1
Men’s Wearhouse	5.2%	$42.9	$871.3	3.6%	1.2%
Jos. A. Bank	n/a	$113.7	$113.7	4.4%	(11.9)%
Moores	1.8%	$2.3	$130.6	8.4%	(5.8)%
K&G	(2.0)%	$(3.6)	$178.6	2.0%	(5.0)%
MW Cleaners	8.0%	$1.2	$15.9

Corporate Apparel Segment	12.1%	$13.3	$123.5

Total Company	13.4%	$169.8	$1,433.6

Net sales at our largest brand, Men’s Wearhouse stores, which represented 56% of total second quarter sales, were up 5.6% from last year’s second quarter and comparable sales increased 4.4%.  On a comparable basis an increase in average transactions per store more than offset a decrease in clothing product average unit retails (or the net selling price per unit). The higher margin tuxedo rental revenues comparable sales increased 9.1% in the second quarter of 2014.

Jos. A. Bank was 14% of the Company’s total second quarter sales reflecting sales since June 18, 2014, the acquisition date.  Comparable sales for the full second quarter increased 1.0% with increases in units sold per transaction which offset decreases in clothing product average unit retails and transactions per store.  Moores, our Canadian retail brand, was 10% of the total second quarter sales and had a comparable sales increase of 10.2% due to increases in units sold per transaction, average transactions per store and clothing product average unit retails.  Net sales change for Moores only increased 4.7% due to an unfavorable change in the currency translation rate.  K&G was 11% of the Company’s total second quarter sales with a comparable sales increase of 5.6% due to increases in average transactions per store and units sold per transaction which more than offset a decrease in average unit retails.  The Corporate Apparel segment, which represented 8% of total second quarter sales, had a sales increase of 23.9%.

FISCAL SECOND QUARTER CONSOLIDATED RESULTS REVIEW

Sales

Total net sales increased 24.1% or $155.8 million to $803.1 million from $647.3 million.

Retail segment sales for the quarter increased by 24.1% or $143.0 million due to $113.7 million in sales at Jos. A. Bank since the closing of the acquisition and an increase in comparable sales at all other retail brands.

Corporate apparel sales increased by 23.9% or $12.8 million.

Gross Margin

Total GAAP gross margin was $358.5 million.  Adjusted consolidated gross margin of $365.3 million increased $56.5 million or 18.3% compared to the prior year quarter.  The total adjusted gross margin rate decreased 222 basis points primarily due to lower retail margin related to the Jos. A. Bank acquisition.

Adjusted retail segment gross margin increased $53.7 million or 18.4%.  The adjusted retail segment gross margin rate decreased 224 basis points including Jos. A. Bank and increased 10 basis points excluding Jos. A. Bank.

Corporate apparel gross margin increased $2.8 million or 16.2% yet decreased 197 basis points.

SG&A

GAAP SG&A expenses increased $83.3 million to $315.8 million, an increase of 35.8% or 341 basis points.  Adjusted SG&A expenses were 160 basis points favorable to the prior year.  On an absolute dollar basis adjusted SG&A increased by $42.4 million or 18.5% primarily due to the addition of Jos. A. Bank SG&A and an increase in advertising expense primarily related to the rollout of Joseph Abboud.

Operating Income

GAAP operating income was $42.7 million compared to GAAP operating income of $66.8 million last year.  Adjusted operating income was $93.3 million, an increase of $14.1 million or 17.8% over the prior year adjusted operating income of $79.2 million.

Interest and Taxes

Net interest expense for the second quarter was $13.1 million, impacting adjusted diluted EPS by $0.18.  The effective tax rate for the second quarter was 55.0%.  Excluding the impact of non-deductible transaction costs, the adjusted effective tax rate was 33.9%.

Net Earnings

GAAP net earnings were $12.3 million compared to GAAP net earnings of $42.9 million last year.  Adjusted net earnings were $52.9 million, or $1.10 adjusted earnings per share compared to adjusted net earnings of $51.0 million, or $1.01 adjusted diluted earnings per share last year.

Balance Sheet

In connection with the acquisition of Jos. A. Bank, debt at the end of the second quarter was $1.7 billion.  Inventories increased $444.7 million to $1,044.5 million from $599.8 million.  Approximately $425 million is due to the Jos. A. Bank acquisition and inventory at the Joseph Abboud factory.  Additionally, approximately $10 million of the increase was related to an inventory build for our corporate apparel business to service existing customers and the remaining increase was primarily driven by new store openings at Men’s Wearhouse.

FISCAL SIX MONTH CONSOLIDATED RESULTS REVIEW

Sales

Total net sales increased 13.4% or $169.8 million to $1,433.6 million from $1,263.8 million.

Year-to-date retail segment sales increased by 13.6% or $156.5 million due to $113.7 million in sales at Jos. A. Bank since the closing of the acquisition and an increase in comparable sales at all other retail brands.

Corporate apparel sales increased by 12.1%, or $13.3 million.

Gross Margin

Total GAAP gross margin was $641.9 million.  Adjusted consolidated gross margin of $648.7 million increased $62.0 million or 10.6% compared to the prior year quarter.  The total adjusted gross margin rate decreased 118 basis points primarily due to lower retail margin related to the Jos. A. Bank acquisition.

Adjusted retail segment gross margin increased $59.5 million or 10.8%.  The adjusted retail segment gross margin rate decreased 117 basis points including Jos. A. Bank and increased 3 basis points excluding Jos. A. Bank.

Corporate apparel gross margin increased $2.5 million or 7.1% yet decreased 139 basis points.

SG&A

GAAP SG&A expenses increased $114.0 million to $571.9 million, an increase of 24.9% or 367 basis points.  Adjusted SG&A expenses were 101 basis points favorable to the prior year.  On an absolute dollar basis adjusted SG&A increased by $46.7 million or 10.3% primarily due to the addition of Jos. A. Bank SG&A and an increase in advertising expense.

Operating Income

GAAP operating income was $70.0 million compared to GAAP operating income of $119.3 million last year.  Adjusted operating income was $147.0 million, an increase of $15.3 million or 11.6% over the prior year adjusted operating income of $131.7 million.

Interest and Taxes

Net interest expense for the six months was $14.1 million, impacting adjusted diluted EPS by $0.19.

The effective tax rate for the six months was 46.3%.  Excluding the impact of non-deductible transaction costs, the adjusted effective tax rate was 35.2%.

Net Earnings

GAAP net earnings were $28.7 million compared to GAAP net earnings of $76.0 million last year.  Adjusted net earnings were $86.0 million, or $1.78 adjusted earnings per share compared to adjusted net earnings of $84.1 million, or $1.66 adjusted diluted earnings per share last year.

CONFERENCE CALL AND WEBCAST INFORMATION

At 9:00 a.m. Eastern time on Thursday, September 11, 2014, Company management will host a conference call and real time webcast to review fiscal 2014 second quarter and six month results.

To access the conference call, dial 719-457-2604.  To access the live webcast presentation, visit the Investor Relations section of the Company’s website at http://ir.menswearhouse.com. A telephonic replay will be available through September 18, 2014 by calling 719-457-0820 and entering the access code of 7619322#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	August 2, 2014		August 3, 2013		February 1, 2014
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse	679	3,867.0	652	3,722.6	661	3,774.3

Jos. A. Bank (a)	629	2,861.8	—	—	—	—

Men’s Wearhouse and Tux	233	322.2	269	370.1	248	344.0

Moores, Clothing for Men	121	769.1	120	764.4	121	769.3

K&G (b)	94	2,228.8	96	2,271.7	94	2,228.8

Total	1,756	10,048.9	1,137	7,128.8	1,124	7,116.4

(a)  Excludes 15 franchise stores.

(b)  85, 88 and 85 stores, respectively, offering women’s apparel.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,756 stores.  The Men’s Wearhouse, Jos. A. Bank, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo rentals are available in the Men’s Wearhouse, Jos. A. Bank, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.

This press release contains forward-looking information.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance and a variety of factors could cause actual results to differ materially from the anticipated or expected results expressed in or suggested by these forward-looking statements.  These forward-looking statements may be significantly impacted by various factors, including, but not limited to: actions by governmental entities, domestic and international economic activity and inflation, success, or lack thereof, in executing our internal operating plans and new store and new market expansion plans, including successful integration of acquisitions, performance issues with key suppliers, disruption in buying trends due to homeland security concerns, severe weather, foreign currency fluctuations, government export and import policies, aggressive advertising or marketing activities of competitors; and legal proceedings. Future results will also be dependent upon our ability to continue to identify and complete successful expansions and penetrations into existing and new markets and our ability to integrate such expansions with our existing operations.

These forward-looking statements are based upon management’s current beliefs or expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. The following factors, among others, could cause actual results to differ materially from those expressed or implied in the forward-looking statements: (1) the possibility that the expected benefits from the Jos. A. Bank transaction will not be realized within the anticipated time period, (2) the risks related to the costs and difficulties related to the integration of Jos. A. Bank’s business and operations with Men’s Wearhouse’s business and operations, (3) the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction, (4) unexpected costs, charges or expenses resulting from the transaction, (5) litigation relating to the transaction, (6) the inability to retain key personnel and (7) the possible disruption that may be caused by the transaction to the business and operations of Men’s Wearhouse and its relationships with customers, employees and other third parties.

The forward-looking statements in this press release speak only as of the date hereof. Except for the ongoing obligations of Men’s Wearhouse to disclose material information under the federal securities laws, Men’s Wearhouse undertakes no obligation to revise or update publicly any forward-looking statement, except as required by law.  Other factors that may impact the forward-looking statements are described in Men’s Wearhouse’s annual report on Form 10-K for the fiscal year ended February 1, 2014 and quarterly reports on Form 10-Q.  For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.josbank.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Three Months Ended August 2, 2014 and August 3, 2013

(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2014	Sales	2013	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$530,728	66.09%	$408,683	63.14%	$122,045	29.86%	2.95
Tuxedo rental services	161,096	20.06%	147,701	22.82%	13,395	9.07%	(2.76)
Alteration and other services	44,598	5.55%	37,056	5.73%	7,542	20.35%	(0.17)
Total retail sales	736,422	91.70%	593,440	91.69%	142,982	24.09%	0.01
Corporate apparel clothing product sales	66,656	8.30%	53,815	8.31%	12,841	23.86%	(0.01)
Total net sales	803,078	100.00%	647,255	100.00%	155,823	24.07%	0.00

Total cost of sales	444,536	55.35%	338,461	52.29%	106,075	31.34%	3.06

Gross margin (a):
Retail clothing product	287,374	54.15%	231,105	56.55%	56,269	24.35%	(2.40)
Tuxedo rental services	134,868	83.72%	125,123	84.71%	9,745	7.79%	(0.99)
Alteration and other services	11,699	26.23%	8,130	21.94%	3,569	43.90%	4.29
Occupancy costs	(95,423)	(12.96)%	(72,791)	(12.27)%	(22,632)	(31.09)%	(0.69)
Total retail gross margin	338,518	45.97%	291,567	49.13%	46,951	16.10%	(3.16)
Corporate apparel clothing product margin	20,024	30.04%	17,227	32.01%	2,797	16.24%	(1.97)
Total gross margin	358,542	44.65%	308,794	47.71%	49,748	16.11%	(3.06)

Selling, general and administrative expenses	315,838	39.33%	232,505	35.92%	83,333	35.84%	3.41
Goodwill impairment charge	—	0.00%	9,501	1.47%	(9,501)	NM	(1.47)

Operating income	42,704	5.32%	66,788	10.32%	(24,084)	(36.06)%	(5.00)

Net interest	(13,074)	(1.63)%	(359)	(0.06)%	(12,715)	3541.78%	(1.57)
Loss on extinguishment of debt	(2,158)	(0.27)%	—	0.00%	(2,158)	NM	(0.27)

Earnings before income taxes	27,472	3.42%	66,429	10.26%	(38,957)	(58.64)%	(6.84)

Provision for income taxes	15,104	1.88%	23,451	3.62%	(8,347)	(35.59)%	(1.74)

Net earnings including non-controlling interest	12,368	1.54%	42,978	6.64%	(30,610)	(71.22)%	(5.10)

Net earnings attributable to non-controlling interest	(112)	(0.01)%	(35)	(0.01)%	(77)	(220.00)%	(0.01)

Net earnings attributable to common shareholders	$12,256	1.53%	$42,943	6.63%	$(30,687)	(71.46)%	(5.11)

Net earnings per diluted common share attributable to common shareholders	$0.25		$0.85

Weighted-average diluted common shares outstanding:	48,143		50,133

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Six Months Ended August 2, 2014 and August 3, 2013

(In thousands, except per share data)

	Six Months Ended				Variance
		% of		% of			Basis
	2014	Sales	2013	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$963,752	67.23%	$832,420	65.87%	$131,332	15.78%	1.36
Tuxedo rental services	262,759	18.33%	246,183	19.48%	16,576	6.73%	(1.15)
Alteration and other services	83,560	5.83%	75,018	5.94%	8,542	11.39%	(0.11)
Total retail sales	1,310,071	91.39%	1,153,621	91.28%	156,450	13.56%	0.10
Corporate apparel clothing product sales	123,481	8.61%	110,170	8.72%	13,311	12.08%	(0.10)
Total net sales	1,433,552	100.00%	1,263,791	100.00%	169,761	13.43%	0.00

Total cost of sales	791,646	55.22%	677,077	53.58%	114,569	16.92%	1.65

Gross margin (a):
Retail clothing product	528,921	54.88%	469,359	56.38%	59,562	12.69%	(1.50)
Tuxedo rental services	221,214	84.19%	209,107	84.94%	12,107	5.79%	(0.75)
Alteration and other services	22,939	27.45%	17,674	23.56%	5,265	29.79%	3.89
Occupancy costs	(168,270)	(12.84)%	(144,065)	(12.49)%	(24,205)	(16.80)%	(0.36)
Total retail gross margin	604,804	46.17%	552,075	47.86%	52,729	9.55%	(1.69)
Corporate apparel clothing product margin	37,102	30.05%	34,639	31.44%	2,463	7.11%	(1.39)
Total gross margin	641,906	44.78%	586,714	46.42%	55,192	9.41%	(1.65)

Selling, general and administrative expenses	571,921	39.90%	457,872	36.23%	114,049	24.91%	3.67
Goodwill impairment charge	—	0.00%	9,501	0.75%	(9,501)	NM	(0.75)

Operating income	69,985	4.88%	119,341	9.44%	(49,356)	(41.36)%	(4.56)

Net interest	(14,148)	(0.99)%	(582)	(0.05)%	(13,566)	2330.93%	(0.94)
Loss on extinguishment of debt	(2,158)	(0.15)%	—	0.00%	(2,158)	NM	(0.15)

Earnings before income taxes	53,679	3.74%	118,759	9.40%	(65,080)	(54.80)%	(5.65)

Provision for income taxes	24,853	1.73%	42,825	3.39%	(17,972)	(41.97)%	(1.65)

Net earnings including non-controlling interest	28,826	2.01%	75,934	6.01%	(47,108)	(62.04)%	(4.00)

Net (earnings) loss attributable to non-controlling interest	(84)	(0.01)%	100	0.01%	(184)	NM	(0.01)

Net earnings attributable to common shareholders	$28,742	2.00%	$76,034	6.02%	$(47,292)	(62.20)%	(4.01)

Net earnings per diluted common share attributable to common shareholders	$0.60		$1.50

Weighted-average diluted common shares outstanding:	48,059		50,460

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	August 2,	August 3,
	2014	2013

ASSETS

Current assets:
Cash and cash equivalents	$67,235	$32,488
Accounts receivable, net	89,195	56,083
Inventories	1,044,520	599,811
Other current assets	105,475	71,835

Total current assets	1,306,425	760,217
Property and equipment, net	573,911	397,129
Tuxedo rental product, net	146,464	144,171
Goodwill	874,955	76,510
Intangible assets, net	676,861	30,022
Other assets	45,983	6,485

Total assets	$3,624,599	$1,414,534

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$214,766	$136,629
Accrued expenses and other current liabilities	273,974	172,446
Income taxes payable	1,201	3,554
Current maturities of long-term debt	11,000	—

Total current liabilities	500,941	312,629

Long-term debt	1,678,196	—
Deferred taxes and other liabilities	393,413	86,836

Total liabilities	2,572,550	399,465

Shareholders’ equity:
Preferred stock	—	—
Common stock	481	708
Capital in excess of par	423,169	382,519
Retained earnings	583,903	1,162,933
Accumulated other comprehensive income	33,380	26,234
Treasury stock, at cost	(3,303)	(569,860)

Total equity attributable to common shareholders	1,037,630	1,002,534

Non-controlling interest	14,419	12,535

Total equity	1,052,049	1,015,069

Total liabilities and equity	$3,624,599	$1,414,534

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Six Months Ended August 2, 2014 and August 3, 2013

(In thousands)

	Six Months Ended
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:

Net earnings including non-controlling interest	$28,826	$75,934
Non-cash adjustments to net earnings:
Depreciation and amortization	49,778	43,450
Tuxedo rental product amortization	19,961	19,004
Deferred financing costs amortization	1,121	243
Discount on long-term debt amortization	196	—
Loss on extinguishment of debt	2,158	—
Goodwill impairment charge	—	9,501
Other	(1,654)	5,624
Changes in operating assets and liabilities	(86,507)	(52,514)

Net cash provided by operating activities	13,879	101,242

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(40,837)	(52,261)
Acquisition of business, net of cash	(1,491,393)	—
Proceeds from sales of property and equipment	—	191

Net cash used in investing activities	(1,532,230)	(52,070)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from new term loan	1,089,000	—
Payments on previous term loan	(97,500)	—
Proceeds from asset-based revolving credit facility	340,000	—
Payments on asset-based revolving credit facility	(340,000)	—
Proceeds from bond issuance	600,000	—
Deferred financing costs	(50,938)	(1,776)
Proceeds from issuance of common stock	6,167	5,409
Cash dividends paid	(17,460)	(18,350)
Tax payments related to vested deferred stock units	(6,869)	(3,865)
Excess tax benefits from share-based plans	3,687	1,114
Repurchases of common stock	(251)	(152,129)

Net cash provided by (used in) financing activities	1,525,836	(169,597)

Effect of exchange rate changes	498	(3,150)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,983	(123,575)

Balance at beginning of period	59,252	156,063
Balance at end of period	$67,235	$32,488

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS — NON-GAAP

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

We have provided adjusted earnings per share information in addition to providing financial results in accordance with GAAP.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance.  Specifically, we believe the adjusted results provide useful information by excluding items we believe are not indicative of our core operating results as well as certain items related to the acquisition of Jos. A. Bank.  The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of this non-GAAP information to our actual results is as follows and may not sum due to rounded numbers:

Three Months Ended August 2, 2014

	GAAP	Acquisition	Purchase		Adjusted
	Results	& Integration	Acctg Allocation	Other (1)	Results

Net sales	$803,078	$—	$—	$—	$803,078

Retail gross margin	338,518	—	6,771	—	345,289
Corporate apparel product margin	20,024	—	—	—	20,024
Total gross margin	358,542	—	6,771	—	365,313

Selling, general and administrative expenses	315,838	(41,812)	(906)	(1,111)	272,009
Goodwill impairment charge	—	—	—	—	—

Operating income	42,704	41,812	7,677	1,111	93,304

Net interest	(13,074)	—	—	—	(13,074)
Loss on extinguishment of debt	(2,158)	2,158	—	—	—

Earnings before income taxes	27,472	43,970	7,677	1,111	80,230

Provision for income taxes	15,104	9,106	2,601	377	27,188

Net earnings including non-controlling interest	12,368	34,864	5,075	735	53,042

Net earnings attributable to non-controlling interest	(112)	—	—	—	(112)

Net earnings attributable to common shareholders	$12,256	$34,864	$5,075	$735	$52,930

Net earnings per diluted common share attributable to common shareholders	$0.25	$0.72	$0.11	$0.02	$1.10

(1) Other relates to K&G strategic alternative review.

Three Months Ended August 3, 2013

	GAAP	Acquisition	Purchase		Adjusted
	Results	& Integration	Acctg Allocation	Other (1)	Results

Net sales	$647,255	$—	$—	$—	$647,255

Retail gross margin	291,567	—	—	—	291,567
Corporate apparel product margin	17,227	—	—	—	17,227
Total gross margin	308,794	—	—	—	308,794

Selling, general and administrative expenses	232,505	(645)	—	(2,246)	229,615
Goodwill impairment charge	9,501	—	—	(9,501)	—

Operating income	66,788	645	—	11,747	79,179

Net interest	(359)	—	—	—	(359)
Loss on extinguishment of debt	—	—	—	—	—

Earnings before income taxes	66,429	645	—	11,747	78,820

Provision for income taxes	23,451	227	—	4,147	27,825

Net earnings including non-controlling interest	42,978	418	—	7,600	50,995

Net earnings attributable to non-controlling interest	(35)	—	—	—	(35)

Net earnings attributable to common shareholders	$42,943	$418	$—	$7,600	$50,960

Net earnings per diluted common share attributable to common shareholders	$0.85	$0.01	$—	$0.15	$1.01

(1) Other includes the non-cash write-off of K&G goodwill and separation costs associated with former executives.

Use of Non-GAAP Financial Measures (cont’d)

Six Months Ended August 2, 2014

	GAAP	Acquisition	Purchase		Adjusted
	Results	& Integration	Acctg Allocation	Other (1)	Results

Net sales	$1,433,552	$—	$—	$—	$1,433,552

Retail gross margin	604,804	—	6,771	—	611,575
Corporate apparel product margin	37,102	—	—	—	37,102
Total gross margin	641,906	—	6,771	—	648,677

Selling, general and administrative expenses	571,921	(62,597)	(906)	(6,779)	501,639
Goodwill impairment charge	—	—	—	—	—

Operating income	69,985	62,597	7,677	6,779	147,038

Net interest	(14,148)	—	—	—	(14,148)
Loss on extinguishment of debt	(2,158)	2,158	—	—	—

Earnings before income taxes	53,679	64,755	7,677	6,779	132,890

Provision for income taxes	24,853	16,836	2,702	2,386	46,777

Net earnings including non-controlling interest	28,826	47,920	4,974	4,393	86,113

Net earnings attributable to non-controlling interest	(84)	—	—	—	(84)

Net earnings attributable to common shareholders	$28,742	$47,920	$4,974	$4,393	$86,029

Net earnings per diluted common share attributable to common shareholders	$0.60	$1.00	$0.10	$0.09	$1.78

(1) Other relates to K&G strategic alternative review and costs associated with cost reduction initiative.

Six Months Ended August 3, 2013

	GAAP	Acquisition	Purchase		Adjusted
	Results	& Integration	Acctg Allocation	Other (1)	Results

Net sales	$1,263,791	$—	$—	$—	$1,263,791

Retail gross margin	552,075	—	—	—	552,075
Corporate apparel product margin	34,639	—	—	—	34,639
Total gross margin	586,714	—	—	—	586,714

Selling, general and administrative expenses	457,872	(645)	—	(2,246)	454,982
Goodwill impairment charge	9,501	—	—	(9,501)	—

Operating income	119,341	645	—	11,747	131,732

Net interest	(582)	—	—	—	(582)
Loss on extinguishment of debt	—	—	—	—	—

Earnings before income taxes	118,759	645	—	11,747	131,150

Provision for income taxes	42,825	147	—	4,228	47,200

Net earnings including non-controlling interest	75,934	497	—	7,519	83,950

Net loss attributable to non-controlling interest	100	—	—	—	100

Net earnings attributable to common shareholders	$76,034	$497	$—	$7,519	$84,050

Net earnings per diluted common share attributable to common shareholders	$1.50	$0.01	$—	$0.15	$1.66

(1) Other includes the non-cash write-off of K&G goodwill and separation costs associated with former executives.